Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III

SVP-Corporate Development

Patterson-UTI Energy, Inc.

(214) 360-7800

Patterson-UTI Energy Announces
Record Third Quarter Results

Net Income Up 268 Percent on 81 Percent Increase in Revenues

SNYDER, Texas – October 27, 2005 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today announced financial results for the third quarter and nine months ended September 30, 2005. Net income for the quarter increased by 268 percent to $110 million, or $0.63 per share, from $30 million, or $0.18 per share, for the quarter ended September 30, 2004. Revenues for the quarter were up by 81 percent to $469 million, compared to $259 million for the third quarter of 2004.

Net income for the nine months ended September 30, 2005 increased by 252 percent to $248 million, or $1.43 per share, from $70 million, or $0.42 per share, for the nine months ended September 30, 2004. Revenues for the nine months were up by 70 percent to $1.2 billion, compared to $712 million for the first nine months of 2004.

The Company also declared a quarterly cash dividend on its Common Stock of $0.04 per share, to be paid on December 1, 2005 to holders of record as of November 15, 2005.

Cloyce A. Talbott, Patterson-UTI’s Chief Executive Officer, commented, “The combination of continuing strong demand for our drilling services, coupled with the ongoing scarcity of land-based drilling rigs, has resulted in further increases in pricing for these services. Our average revenue per operating day for the recently completed quarter increased by $1,720 to $15,410, and our average margin per operating day increased by $1,400 to $7,610 compared to the second quarter of 2005.”

He added, “Our rig count also increased sequentially from the second quarter, with rig utilization increasing to 71 percent, compared to 67 percent for the previous quarter. During the recently completed quarter we had an average of 283 rigs operating, including 269 in the U.S. and 14 in Canada, compared to an average of 265 rigs operating, including 259 in the U.S. and 6 in Canada for the second quarter of 2005. We estimate that our rig count will increase to an average of 288 rigs operating in October, including 271 in the U.S. and 17 in Canada.

“We continue to remain on target to activate approximately 30 drilling rigs during 2005, including 22 that have been activated so far this year. Based upon customer inquiries for rigs in 2006 and our expectations of rig demand, we plan to continue to activate rigs at a similar pace next year,” Mr. Talbott added.

Commenting on the financial results, Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “The results for the recently completed quarter reflect the continued strong performance by our contract drilling segment, which once again achieved record average revenue per operating day, average margin per operating day and average rigs operating.

“Moreover, our revenues, net income and net income per common share also hit new highs in the third quarter of 2005. While revenues were up by 81 percent compared to the third quarter of 2004, our net income increased by 268 percent. These results continue to demonstrate the earnings leverage we are able to achieve as rig utilization and pricing increase.

Mr. Siegel added, “We continue to maintain a strong balance sheet and ended the quarter with approximately $131 million in cash and cash equivalents, $321 million in working capital and no long-term debt.”

All references to “earnings per share” in this press release are diluted earnings per share as defined within the Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss third quarter results today at 11:00 a.m. Eastern (10:00 a.m. Central and 8:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available until November 10, 2005 at www.patenergy.com and telephone replay of the call will be available through October 30, 2005.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements Of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
REVENUES	$468,739	$259,174	$1,209,254	$712,463
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	245,045	172,629	676,065	491,235
Depreciation, depletion and impairment	39,216	30,789	110,575	88,523
Selling, general and administrative	10,571	8,309	30,175	23,017
Bad debt expense	50	192	416	499
Other	346	(153)	1,844	(1,528)

Total Costs and Expenses	295,228	211,766	819,075	601,746

OPERATING INCOME	173,511	47,408	390,179	110,717

OTHER INCOME (EXPENSE)
Interest expense	(56)	(75)	(179)	(205)
Interest income	944	233	2,011	688
Other	19	56	39	313

Total Other Income	907	214	1,871	796

INCOME BEFORE INCOME TAXES	174,418	47,622	392,050	111,513
INCOME TAXES	64,283	17,658	144,502	41,260

NET INCOME	$110,135	$29,964	$247,548	$70,253

NET INCOME PER COMMON SHARE
Basic	$0.64	$0.18	$1.46	$0.42

Diluted	$0.63	$0.18	$1.43	$0.42

AVERAGE COMMON SHARES OUTSTANDING
Basic	171,613	167,006	169,846	165,744

Diluted	174,587	169,664	173,211	168,795

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Contract Drilling:
Revenues	$401,046	$206,454	$1,025,938	$573,851
Direct operating costs (excluding depreciation)	$202,956	$140,608	$558,607	$402,986
Selling, general and administrative	$1,292	$1,092	$3,719	$3,267
Operating days	26,015	19,855	73,746	56,292
Average revenue per operating day	$15.41	$10.40	$13.91	$10.19
Average direct operating costs per operating day	$7.80	$7.08	$7.57	$7.16
Average margin per operating day	$7.61	$3.32	$6.34	$3.03
Number of owned rigs at end of period	403	361	403	361
Average number of rigs owned during period	398	361	395	358
Average rigs operating	283	216	270	205
Rig utilization percentage	71%	60%	68%	57%
Capital expenditures	$95,539	$40,511	$224,667	$111,871

Pressure Pumping:
Revenues	$27,640	$19,663	$66,358	$48,490
Direct operating costs (excluding depreciation)	$15,662	$10,455	$38,648	$26,871
Selling, general and administrative	$2,464	$1,725	$6,858	$5,182
Total jobs	2,714	2,200	6,968	5,466
Average revenue per job	$10.18	$8.94	$9.52	$8.87
Average costs per job	$5.77	$4.75	$5.55	$4.92
Average margin per job	$4.41	$4.19	$3.97	$3.95
Capital expenditures	$5,865	$3,508	$20,598	$14,112

Drilling and Completion Fluids:
Revenues	$29,819	$23,455	$88,812	$65,018
Direct operating costs (excluding depreciation)	$24,062	$19,851	$71,857	$55,327
Selling, general and administrative	$2,402	$1,965	$6,964	$5,550
Other expense from operations	$200	$—	$200	$—
Total jobs	485	550	1,515	1,661
Average revenue per job	$61.48	$42.65	$58.62	$39.14
Average costs per job	$49.61	$36.09	$47.43	$33.31
Average margin per job	$11.87	$6.56	$11.19	$5.83
Capital expenditures	$687	$354	$2,039	$981

Oil and Natural Gas Production and Exploration:
Revenues	$10,234	$9,602	$28,146	$25,104
Direct operating costs (excluding depreciation, depletion and impairment)	$2,365	$1,715	$6,953	$6,051
Selling, general and administrative	$545	$484	$1,598	$1,324
Capital expenditures	$3,858	$2,739	$12,286	$9,871

Corporate and Other:
Selling, general and administrative	$3,868	$3,043	$11,036	$7,694
Bad debt expense	$50	$192	$416	$499
Other expense (income) from operations	$146	$(153)	$1,644	$(1,528)
Capital expenditures	$—	$—	$5,308	$—
Total capital expenditures, excluding acquisitions	$105,949	$47,112	$264,898	$136,835

	September 30,	September 30,
	2005	2004

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$131,211	$69,766
Current assets	$561,529	$330,521
Total assets	$1,716,481	$1,249,828
Current liabilities	$240,646	$134,520
Long-term debt, less current maturities	$—	$—
Working capital	$320,883	$196,001